Exhibit (m)(2)

AD112 SVUL ILLUSTRATION SAMPLE CALCULATION

Illustrated contract owner:

Male Issue Age 55 Preferred Risk Class, Female 50 Preferred Risk Class, $15,000 Annual Premium, 100% Allocated to the Separate Account, Face Amount $1,000,000, Death Benefit Option 1, non-Qualified plan. No policy loans or partial withdrawals have been assumed.

Current Cost of Insurance Rates and Charges, Hypothetical Gross Annual Investment Return = 10.00%, Assumed Asset Charge = 0.89%.

POLICY VALUE

Policy Value = [Beginning Policy Value + Net Premium – Monthly Deduction] x Net Investment Factor

Derivation of Annual Separate Account Rate of Return from Gross Rate of Return

Net Separate Account Rate of Return = 9.02%=

[(1 + Gross Separate Account Rate of Return) ^ (1/365) – (Assumed Asset Charge*/365)] ^ 365 – 1

[(1 + 10.00%) ^ (1/365) – (0.89% / 365)] ^ 365 – 1

where ^ signifies “to the power of”

*Asset charges vary by investment division: Actual Asset Charges deducted from Gross Rate of Return will vary with the contract owner’s allocation of premium and policy value between the available investment divisions and the fixed account. Asset charges represent investment advisory fees and other expenses paid by the portfolios.

How the Periodic Deduction for Cost of Insurance and Other Contract Charges are made

Net Premium = Gross Premium – [ Sales Expense Charge + State Premium Tax Charge + Federal Tax Charge ]

In Policy Years 1 through 5, the Sales Expense Charge equals 4.75% of the Gross Premium that is below the Target Premium and 1.75% of the Gross Premium that is above the Target Premium.

In Policy Years 6 through 10, the Sales Expense Charge equals 4.75% of the Gross Premium that is below the Target Premium and 0.75% of the Gross Premium that is above the Target Premium.

In Policy Years 11 and later, the Sales Expense Charge equals 4.25% of the Gross Premium that is below the Target Premium and 0.25% of the Gross Premium that is above the Target Premium.

In all policy years, the State Premium Tax Charge is 2% and the Federal Tax Charge is 1.25%.

Monthly Deduction = COI Deduction + M&E Charge + Contract Charge + Per Thousand Face Amount Charge

For example, on the fourth policy anniversary (at the beginning of the fifth policy year) for a Male, Preferred, Issue Age 55, Female, Preferred, Issue Age 50:

Target Premium = $12,759

Net Premium =$15,000 – [($12,759) x (0.08) + ($15,000-12,759) x (0.05)] = $13,867.23

Policy Value = Policy Value, End of year 4 + Net Premium Received

  = $ 59,192.29 + $13,867.23 = $ 73,059.52

COI Deduction = (Death Benefit / 1.00327 - Policy Value) x Monthly COI Rate

The current Monthly COI Rate is 0.00000719

Death Benefit = Face Amount = $1,000,000

COI Deduction = ($1,000,000/1.00327 –$ 73,059.52 ) x (0.00000719) = $6.64

M&E Charge = (0.00045833) x (Policy Value allocated to the Separate Account)

M&E Charge = (0.00045833) x $ 73,059.52 = $33.49

Contract Charge = Currently, $15.00 per month ($15.00 per month guaranteed maximum)

Per Thousand Face Amount Charge = (Per Thousand Rate) x (Face Amount / 1,000)

Per Thousand Rate for Policy Year 5 = 0.13278

Per Thousand Face Amount Charge = (0.13278) x (1000) = $132.78

The Monthly Deduction, year 5 month 1 = $6.64+ $33.49+ $15.00 + $132.78 = $187.91

Net Investment Factor

The Net Investment Factor is calculated on every day in which the New York Stock Exchange is open. The Net Investment Factor is defined in the contract as (1) divided by (2) where:

(1)     Is the sum of:

•	The net asset value of a fund share held in the Separate Account for that Investment Division determined at the end of the current valuation period, plus

•

The per share amount of any dividends or capital gain distributions made by the fund for shares held in the Separate Account for that Investment Division if the ex-dividend date occurs during the valuation period.

(2)	Is the net asset value of a fund share held in the Separate Account for that Investment Division determined as of the end of the immediately preceding valuation period.

For the illustration, a hypothetical monthly net investment factor is calculated which is equivalent to a 9.02% net annual effective rate of return:

Monthly Net Investment Factor (Hypothetical) = (1 + 9.02%) ^ (1/12) = 1.0072227

The following is a detailed representation of the interim policy value calculations during Policy Year 5:

Policy Year	Month	Beginning Policy Value	Net Premium	Value After Premium	Mortality and Expense Charge	Monthly Contract Charge	Per Thousand Charge	COI Charge	Monthly Deduction	Value After Deduction	Net Investment Performance Factor
5	1	59,192.29	13,867.23	73,059.52	33.49	15.00	132.78	6.64	187.91	72,871.61	1.0072227
5	2	73,397.94	-	73,397.94	33.64	15.00	132.78	6.64	188.06	73,209.88	1.0072227
5	3	73,738.66	-	73,738.66	33.80	15.00	132.78	6.64	188.22	73,550.44	1.0072227
5	4	74,081.67	-	74,081.67	33.95	15.00	132.78	6.63	188.36	73,893.31	1.0072227
5	5	74,427.02	-	74,427.02	34.11	15.00	132.78	6.63	188.52	74,238.50	1.0072227
5	6	74,774.70	-	74,774.70	34.27	15.00	132.78	6.63	188.68	74,586.02	1.0072227
5	7	75,124.74	-	75,124.74	34.43	15.00	132.78	6.63	188.84	74,935.90	1.0072227
5	8	75,477.14	-	75,477.14	34.59	15.00	132.78	6.62	188.99	75,288.15	1.0072227
5	9	75,831.93	-	75,831.93	34.76	15.00	132.78	6.62	189.16	75,642.77	1.0072227
5	10	76,189.12	-	76,189.12	34.92	15.00	132.78	6.62	189.32	75,999.80	1.0072227
5	11	76,548.73	-	76,548.73	35.08	15.00	132.78	6.62	189.48	76,359.25	1.0072227
5	12	76,910.77	-	76,910.77	35.25	15.00	132.78	6.61	189.64	76,721.13	1.0072227

SURRENDER VALUE

Surrender Charges are calculated as the lesser of:

•	The Maximum Surrender Charge, or

•	50% of the total premiums paid under the policy.

The Maximum Surrender Charge, in Policy Year 5 is calculated as:

Maximum Surrender Charge = (Surrender Charge Premium) x (Surrender Charge Percentage)

The Surrender Charge Premium for the illustrated contract is $23,770

The Surrender Charge Percentage for the illustrated contract in Policy Year 5 is 66%

Maximum Surrender Charge = (23,770) x (66%) = $15,688.20

50% of the Cumulative Premiums Paid into the Product after 5 years = 0.50 x (Annual Payment) x (Number of Years Paid to Date) =

0.5	x ($15,000) x (5) = $37,500.00

Surrender Charge = Lesser of Maximum Surrender Charge or 50% of Cumulative Premiums

                             = Lesser of $15,688.20 or $37,500.00 = $15,688.20

Surrender Value = Policy Value at End of Year 5 – Surrender Charge

Surrender Value, End of Year 5 = $ 77,275.26 – $15,688.20 = $ 61,587.06

DEATH BENEFITS

For death benefit Option 1, the death benefit equals the greater of:

•	The face amount on the date of death, or

•	The percentage of the policy value shown in the Compliance with Federal Laws Provision.

For the illustrated contract in Year 5, the percentage of the policy value in the Compliance with Federal Laws Provision is 157%

Death Benefit, end of year 5 = the greater of

•	Face Amount = $1,000,000, or

•	157% x Policy Value, end of year 5 = 1.57 x $ 77,275.26 = $ 121,322.16

Death Benefit, end of year 5 = $1,000,000

HOW CALCULATIONS VARY FOR OTHER CONTRACT YEARS

Monthly Deduction

•	Monthly COI rates vary by attained age

•	Contract Charge is $10.00 per month in years 11 and later

•	Per Thousand Face Amount Charge decreases in year 11 and equals zero in years 31 and later

•	M&E Charges vary by policy year and policy value amounts

Surrender Value

•	Surrender Charge Percentage varies by Policy Year

•	Surrender Charge Percentage is zero in years 11 and later

•	Surrender Charge Percentages in other contract years follow the schedule below:

Policy Year	Surrender Charge Percentage
1	91%
2	84%
3	77%
4	71%
5	66%
6	61%
7	57%
8	53%
9	49%
10	46%
11+	0%

Death Benefits

•	Death Benefits may exceed the Face Amount according to the Compliance with Federal Laws Provision.